JOINT FIDELITY BOND AGREEMENT
AGREEMENT made effective this 1st day of April, 2018, by J.P. Morgan Exchange-Traded Fund Trust on behalf of each of its series listed on Schedule A to this Agreement, as may be amended from time to time (each a Registrant and collectively, the Registrants and each an Insured and collectively, the Insureds).

WHEREAS, each Registrant is a series of a management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"); and

WHEREAS, pursuant to the requirements of Rule 17g-1 under the 1940 Act, each Registrant is required to maintain a fidelity bond against larceny and embezzlement covering certain of its officers and employees; and

WHEREAS, Rule 17g-1 provides that a registered management investment company may obtain a joint insured bond covering itself and other persons, as specified in Rule 17g-1(b) under the 1940 Act, including other registered investment companies that are managed and/or whose shares are distributed by the same entities (or affiliates of such entities); and

WHEREAS, each series of the Registrants is managed by subsidiaries or affiliates of JPMorgan Chase & Co. ("JPMorgan"); and

WHEREAS, the Insureds have entered into a Registered Management
Investment Company Bond issued by ICI Mutual Insurance Company ("Bond"); and

WHEREAS, the Insureds desire to provide for: (1) the method by which the amount of coverage provided under the Bond will be determined from time to time; and (2) an equitable and proportionate allocation of any proceeds received under the Bond in the event that one or more Insureds suffer loss and consequently are entitled to recover under the Bond;

NOW THEREFORE, it is hereby agreed among the parties hereto as follows:

1. Amount of Coverage Maintained. The amount of fidelity bond coverage under the Bond shall at all times be at least equal in amount to the total amount of coverage which each Registrant would have been required to provide and maintain individually pursuant to the schedule set forth in paragraph (d) of Rule 17g-1 under the 1940 Act had each Registrant not been a named Insured under the Bond.

2. Allocation of Recovery. In the event recovery is received under the Bond as a result of loss sustained by more than one of the Insureds, each such Registrant shall receive an equitable and proportionate share of the recovery which shall be at least equal to the amount which that Registrant would have received had it provided and maintained a single insured bond with the minimum coverage required by Rule 17g-1(d)(1).

3. Allocation of Premiums. No premium shall be paid by a Registrant under the Bond unless that Registrant s Board of Trustees, including majority of those Trustees who are not "interested persons" of the Registrant as defined by Section 2(a)(19) of the 1940 Act, shall approve the portion of the premium to be paid by that Registrant. The premium payable on the Bond shall be allocated among the Insureds as determined by the Registrants Board of Trustees.

4. Amendment. This Agreement may not be amended or modified in any manner except by a written agreement executed by the parties.

5. Applicable Law. This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of the State of New York.

6. Term. The term of this Agreement shall commence on the date hereof and shall terminate upon the termination or cancellation of the Bond.

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed in its name and behalf by its authorized representative effective as of the day and year first above written.


J.P. Morgan Exchange-Traded Fund Trust

/s/ Brian Shlissel
Name:  Brian Shlissel
Title:    Vice President


Schedule A: Registrants


JPMorgan BetaBuilders Canada ETF
JPMorgan BetaBuilders Developed Asia ex-Japan ETF
JPMorgan BetaBuilders Europe ETF
JPMorgan BetaBuilders Japan ETF
JPMorgan BetaBuilders MSCI US REIT ETF
JPMorgan Disciplined High Yield ETF
JPMorgan Diversified Alternatives ETF
JPMorgan Diversified Return Emerging Markets Equity ETF
JPMorgan Diversified Return Europe Currency Hedged ETF
JPMorgan Diversified Return Europe Equity ETF
JPMorgan Diversified Return Global Equity ETF
JPMorgan Diversified Return International Currency Hedged ETF
JPMorgan Diversified Return International Equity ETF
JPMorgan Diversified Return U.S. Equity ETF
JPMorgan Diversified Return U.S. Mid Cap Equity ETF
JPMorgan Diversified Return U.S. Small Cap Equity ETF
JPMorgan Event Driven ETF
JPMorgan Global Bond Opportunities ETF
JPMorgan Long/Short ETF
JPMorgan Managed Futures Strategy ETF
JPMorgan U.S. Dividend ETF
JPMorgan U.S. Minimum Volatility ETF
JPMorgan U.S. Momentum Factor ETF
JPMorgan U.S. Quality Factor ETF
JPMorgan U.S. Value Factor ETF
JPMorgan Ultra-Short Income ETF
JPMorgan USD Emerging Markets Sovereign Bond ETF